EXHIBIT 99.1

March 10, 2008
FOR IMMEDIATE RELEASE

India Globalization Capital, Inc
www.indiaglobalcap.com
CONTACT: Ram Mukunda (301-983-0998)
Email: ram@indiaglobalcap.com
Fax: 240-465-0273
AMEX: IGC

STOCKHOLDERS OF INDIA GLOBALIZATION CAPITAL, INC. (IGC)
APPROVE ACQUISITION OF A MAJORITY EQUITY INTEREST IN
SRICON INFRASTRUCTURE PRIVATE LIMITED AND
TECHNI BHARATHI LIMITED;
IGC COMPLETES ACQUISITION

India Globalization Capital, Inc. (AMEX: IGC.U, IGC, IGC.WT, “IGC”) announced today that at its Special Meeting of Stockholders on March 7, 2008 its stockholders approved IGC’s acquisition of a 63% equity interest in Sricon Infrastructure Private Limited (“Sricon”) and a 77% equity interest in Techni Bharathi Limited (“TBL”) presented for approval at the Meeting.  IGC then consummated the acquisition of the interests in Sricon and TBL on March 7, 2008.

In addition to approving the acquisition transaction,  IGC’s stockholders approved  all other  proposals  voted upon at  IGC's  special  meeting of stockholders that was convened on  March 7, 2008.

A total of 2,064,165 shares issued in  IGC’s  initial public  offering were cast in opposition to the  acquisition  transaction  and elected to be converted into a pro rata portion of the proceeds from the initial public offering held in trust,  representing  approximately  18.26% of the shares  issued in the initial public offering.  Cash in the amount of approximately $12.3 million (representing $5.94 per share) will be paid to these stockholders.

ABOUT IGC

Based in Bethesda, Maryland, IGC is a special purpose acquisition company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses with primary operations in India.   IGC raised approximately $67.8 million in gross proceeds through its initial public offering consummated in March 2006 and has dedicated its time since the initial public offering to seeking and evaluating business combination opportunities in India.